Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Glenayre Technologies, Inc. pertaining to the Glenayre 1996 Incentive Stock Plan of our report dated March 15, 2006, with respect to the consolidated financial statements of Glenayre Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Glenayre Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Glenayre Technologies, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
August 9, 2006